Exhibit 99.1

NEWS RELEASE

Green Plains Renewable Energy Enters into Definitive Agreements to Acquire Agribusiness

Operations in West Tennessee

OMAHA, NE (GLOBE NEWSWIRE), April 19, 2010 – Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) announced today that it has entered into definitive agreements to acquire agribusiness operations in west Tennessee which includes five grain elevators with federally licensed grain storage capacity of 11.7 million bushels. All of the grain elevators are located within 50 miles of the Company’s Obion, Tennessee ethanol production facility. As part of the definitive agreements, the Company also agreed to acquire certain grain and fertilizer inventories and other agribusiness assets. Closing and funding of the acquisitions are expected to occur within the next two days.

All of the agribusiness assets are held by companies owned by the Tom Wade family and Farmers Grain of Trenton, LLC. The five grain elevators are located in Como, Dyer, Kenton, Trenton and Union City, Tennessee, and will be owned by Green Plains Grain Company TN LLC, a wholly-owned subsidiary of the Company, and included in the Company’s agribusiness segment. With the addition of these agribusiness assets, the Company will operate 13 grain elevators with 30.3 million bushels of grain storage capacity.

“We are pleased to add these strategic assets to our diversified platform,” commented Todd Becker, President and Chief Executive Officer of Green Plains Renewable Energy. “Expanding our agribusiness operations around our ethanol production facilities enables us to strengthen relationships with local producers and allows us to source corn more effectively.”

“Green Plains Renewable Energy has a solid reputation in agribusiness and ethanol production, and I am confident that our customers will continue to receive exceptional service and competitive prices at each location. Our employees and our facilities will continue to grow and thrive as part of the Green Plains team,” said Will Wade, representative of the companies owned by the Tom Wade family.

About Green Plains Renewable Energy, Inc.

Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) is North America’s fourth largest ethanol producer, operating a total of six ethanol plants in Indiana, Iowa, Nebraska and Tennessee with annual expected operating capacity totaling approximately 480 million gallons. Green Plains also markets and distributes ethanol for four third-party ethanol producers with annual expected operating capacity totaling approximately 360 million gallons. Green Plains owns 51% of Blendstar, LLC, a biofuel terminal operator which operates nine blending or terminaling facilities with approximately 495 million gallons per year of total throughput capacity in seven states in the south central United States. Green Plains operates grain storage facilities and complementary agronomy and petroleum businesses in northwestern Iowa, southern Minnesota and western Tennessee.

Safe Harbor

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the agribusiness, ethanol and other industries in which the Company competes; commodity market risks, financial market risks, counter-party risks, risks associated with changes to federal policy or regulation, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K, as amended, for the year ended December 31, 2009 and in the Company’s subsequent filings with the SEC. Green Plains assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The cautionary statements in this report expressly qualify all of our forward-looking statements. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

Company Contact:	Investor Contact:

Jim Stark, Vice President - Investor and Media Relations	John Baldissera
Green Plains Renewable Energy, Inc.	BPC Financial Marketing
(402) 884-8700	(800) 368-1217

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